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                                                                Exhibit 4(c)(ii)

(CUNA MUTUAL GROUP LOGO)
CUNA Mutual Insurance Society
A Mutual Insurance Company                                        403(B)
2000 Heritage Way, Waverly, Iowa 50677                    TAX SHELTERED VARIABLE
Phone: 800-798-6600                                         ANNUITY ENDORSEMENT

This endorsement is made part of the contract to which it is attached. In any conflict between the terms of this endorsement and any other section of the contract, this endorsement will govern. In this endorsement, CUNA Mutual Insurance Society will be called "we," "our" or "us." The annuitant/owner will be called "you," "your" or "yours." The variable annuity is issued as part of a 403(b) salary reduction agreement. It is issued as an agreement between you and an Internal Revenue Code (Code) Section 501(c)(3) organization or public school. The contract, together with all your other 403(b) plans, is a plan qualified under Code Section 403(b) as amended.

NONTRANSFERABLE AND NONASSIGNABLE

This contract is for your sole benefit or that of your beneficiary(ies). In order to maintain qualified status, this contract is not transferable except to us on surrender or settlement. It may not be sold, assigned, discounted or pledged as collateral for a loan or as security for any purpose.

CONTRIBUTIONS

A. MAXIMUM CONTRIBUTION. In order to maintain qualified status, contributions in any taxable year may not exceed the lesser of:

     1. the maximum contribution amount, as defined under Code Section 415 (100% of compensation up to $40,000 in 2002 and indexed thereafter) and Section 402(g) (2002 - $11,000; 2003 - $12,000; 2004 - $13,000;
          2005 - $14,000; 2006 - $15,000 and indexed in $500 increments thereafter); or

     2.   such greater amount as specified in Code Section 415(c)(4).

The term "compensation":

     1. means the amount of compensation received from the Code Section 501(c)(3) organization or public school that is includible in gross income for the most recent period (ending not later than the close of the taxable year) that:

          a.   is counted as one year of service; and

          b.   precedes the taxable year by no more than five years.

     2. includes any elective deferral (as defined in Code Section 402(g)(3)) and any amount which is contributed or deferred by the Code Section 501(c)(3) organization or public school at your election that is not includible in gross income by reason of Code Section 125, 132(f)(4), or 457. For purposes of this definition, amounts under Code Section 125:

          a. include any amounts not available to you in cash in lieu of group health coverage because you were not able to certify that you had other health coverage; and

          b. will be treated as such only if the Code Section 501(c)(3) organization or public school does not request or collect information regarding your other health coverage as part of the enrollment process for the health plan.

     3. does not include any amount contributed by the employer for any annuity contract to which this subsection applies.

If you are age 50 or older in 2002, an additional catch-up contribution of $1,000 is allowed. Catch-up contributions are allowed after you have exceeded the applicable limits described above. In 2003, the additional amount for a person age 50 or older in that year is $2,000; in 2004 it is $3,000; in 2005 it is $4,000; in 2006 it is $5,000; and then indexed in $500 increments thereafter.

Your contributions are included in the maximum amount for the year in which they are made. However, contributions made to catch up salary deferral contributions, as allowed by the Uniformed Services Employment and Reemployment Rights Act ("USERRA"), as amended, will be included in the estimated maximum amount for the year in which the contributions could have been made. Such catch-up contributions are allowed only if:

     1. contributions were suspended due to a leave of absence covered under USERRA, as amended; and

     2. you are rehired by the same employer within the time limits prescribed by USERRA.


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B. EXCESS CONTRIBUTIONS. You may notify us that contributions in excess of Code
Section 402(g) limitations have been made to the contract. The excess amount will be taxable as ordinary income and may:

     1.   remain in the contract; or

     2. be returned to you. Such amount must be returned no later than April 15 following the close of the taxable year in which the excess was contributed. Any such excess returned is not subject to any surrender charge or penalty outlined in the contract. Any investment gain resulting from the allocation of the excess amount to the subaccount(s) will be returned to you along with the excess amount. Any investment loss resulting from the allocation of the excess amount to the subaccount(s) will be deducted proportionately from the remaining subaccount values(s) and fixed/guarantee amount(s).

C. DIRECT ROLLOVER. If the Payee is eligible to receive proceeds, the Payee may elect an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified in a Direct Rollover.

This contract will accept any Eligible Rollover Distribution paid to it as a Direct Rollover from any of the following plans: another 403(b) plan; deductible Traditional Individual Retirement Annuity or Account ("IRA"); SIMPLE IRA; SIMPLE 401(k); Simplified Employee Pension ("SEP"); safe harbor 401(k); governmental 457 plan; or qualified retirement plan. Any Eligible Rollover Distribution not paid directly to this contract will be accepted as a rollover contribution if received within 60 days of distribution.

DIRECT ROLLOVER DEFINITIONS. The following words and phrases, as used in this section, are defined as follows:

     1. ELIGIBLE ROLLOVER DISTRIBUTION means a payment of all or any portion of the Payee's contract values, but does not include:

          a. any minimum payment that is one of a series of substantially equal periodic payments (not less frequently than annually) made for:

               1)   the life (or life expectancy) of the Payee;

               2) the joint lives (or joint life expectancies) of the Payee and the Payee's beneficiary; or

               3)   a specified period of ten (10) years or more;

          b.   any minimum payment required under Section 401(a)(9) of the Code;

          c.   the portion of any payment that is nontaxable; or

          d.   any payment received as a hardship distribution.

     2. ELIGIBLE RETIREMENT PLAN means a plan that may accept an Eligible Rollover Distribution and may be:

          a. an individual retirement account described in Section 408(a) of the Code;

          b. an individual retirement annuity described in Section 408(b) of the Code;

          c.   an annuity plan described in Section 403(b) of the Code;

          d. a custodial account as described in Section 403(b)(7) of the Code; or

          e.   an employer's:

               1)   qualified Code Section 401(a) retirement plan;

               2)   SEP;

               3)   SIMPLE IRA;

               4)   SIMPLE 401(k);

               5)   safe harbor 401(k); or

               6)   governmental 457 plan.

          For an Eligible Rollover Distribution to your surviving spouse, an Eligible Retirement Plan is one of the following: an IRA; 403(b) plan; or a governmental 457 plan in which your spouse participates.

     3.   PAYEE includes the following:

          a.   you (as an employee or former employee);

          b.   your surviving spouse;

          c. your spouse or former spouse who is the alternate payee under a Qualified Domestic Relations Order ("QDRO").

     4. DIRECT ROLLOVER/TRANSFER. A Direct Rollover or Transfer specified by the Payee may be:

          a. a payment from this contract directly to an Eligible Retirement Plan; or

          b.   a payment from another Eligible Retirement Plan to this contract.

As described in Section 401(a)(9) of the Code, the required minimum distribution ("RMD") for this contract will be paid to you, reducing the transfer or rollover amount.


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CONTRACT LOANS

A. LOAN REQUIREMENTS. In order to maintain qualified status, contract loans must meet all of the following requirements. If loans are allowed under the contract to which this endorsement is attached, loans may be made as follows:

     1. The maximum contract loan is the greater of: (a) $10,000; or (b) 50 percent of the contract value less any prior loan amount (including accrued interest). However, contract loans may not exceed the loan value described in your contract; and your total loan amount for all 403(b) plans cannot exceed $50,000 for the prior 12-month period.

     2.   The minimum contract loan is $100.

     3. Interest will be charged on the loan at the rate specified in your contract.

The loan date is the date we process your loan. Loan repayment terms are established as of the loan date as follows:

     1. The maximum loan repayment period is five (5) years unless the loan is for the purchase of your primary residence.

     2. The loan repayment period for a loan used to purchase your primary residence cannot exceed twenty (20) years, or your age 70 1/2, if earlier.

     3. A loan must be repaid in substantially equal payments on a monthly or quarterly basis. For monthly payments, payments are due one month following the loan date and on the same day of each month thereafter. For quarterly payments, payments are due three months following the loan date and the same day of the month each three-month period thereafter.

     4.   All loan repayments must be clearly marked as such.

LOAN DEFAULT. The loan is in default if loan payments are not made within sixty-one (61) days of the due date. The defaulted loan amount:

     1.   will be treated as a taxable distribution to you;

     2.   may be subject to an IRS premature distribution tax;

     3.   will remain an outstanding loan on the contract until you repay it;

     4. will be treated as basis in your contract for future tax reporting of distributions; and

     5.   must be repaid in full prior to taking any new loans.

According to USERRA, if you are on leave of absence due to active military service, you may avoid loan default. However, you are required to resume loan payments upon your completion of military service. If payments are not resumed, the loan will then default.

DISTRIBUTIONS

A. DISTRIBUTION ELIGIBILITY. All distribution of benefits under this contract will be governed by the following sections of the Internal Revenue Code and their related regulations: Section 403(b)(10); Section 403(b)(11); and Section 401(a)(9). In order to maintain qualified status, this contract or any portion of this contract may not be surrendered unless you:

     1.   are at least age 59 1/2;

     2.   experience severance from employment;

     3.   die;

     4.   become disabled within the meaning of Code Section 72(m)(7);

     5.   experience a "hardship";

     6.   make payment to an alternate payee under a QDRO; or

     7. as otherwise permitted by Code Section 403(b)(11) and its related regulations.

The term "Qualified Domestic Relations Order" is defined in Section 414(p) of the Code. Regulation Section 1.401(a)-13(g)(3) allows payments to the alternate Payee prior to the time it may make payments to a participant (you).

A hardship withdrawal is a distribution for which there is no other source available for the payment of and on account of any of the following:

     1. Medical expenses (described in Code Section 213(d)) or expenses necessary to obtain medical care, that are incurred by you, your spouse or any of your dependents. Dependents are defined in Code
          Section 152.

     2. The purchase (excluding mortgage payments) of your principal residence.

     3. Payment of tuition and related educational fees for twelve (12) months of post-secondary education for you, your spouse, children or dependents.

     4. The need to prevent the eviction from your principal residence or foreclosure on your mortgage for your principal residence.


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B. DISTRIBUTION PAYMENTS TO YOU. If you are eligible to receive distributions under this contract, you may receive them as follows:

     1.   full surrender;

     2.   partial withdrawal; or

     3. as an irrevocable income payout option. Irrevocable income payout option may also be referred to as an "annuity payment option" in the contract.

C. PREMATURE DISTRIBUTIONS. Distributions paid prior to age 59 1/2 may be subject to an IRS premature distribution tax in addition to current income tax. In the case of hardship, you may not:

     1. withdraw any income earned on contributions made according to the salary reduction agreement within the meaning of Section 402(g)(3)(C); or

     2. make contributions for at least six (6) months following a hardship withdrawal taken after December 31, 2001. If you have taken a hardship withdrawal during 2001, you must not make contributions in 2002 for at least twelve (12) months following the withdrawal.

The distribution restrictions apply to salary reduction contributions (including earnings on them) for plan years beginning January 1, 1989. This excludes payments made under a QDRO.

Unemployment Compensation Amendments of 1992 ("UCA "92") provides rules for certain distributions or rollovers. These rules require a 20% withholding tax for Eligible Rollover Distributions paid to you. See the Direct Rollover section for the definition of Eligible Rollover Distribution.

D. REQUIRED MINIMUM DISTRIBUTION PAYMENTS TO YOU. Payment must be made to you on your "required beginning date" for receiving RMDs as follows:

     1. on or before the first day of April following the calendar year you attain age 70 1/2;

     2.   upon retirement if you continue working beyond age 70 1/2; or

     3.   as allowed for amounts contributed prior to January 1, 1987.

Payments may be made as follows:

     1. Distribution of your interest in this contract (including any outstanding rollover or transfer amount and the actuarial value of any other benefits provided under the TSA, such as guaranteed death benefits, if required) will be made according to the requirements of Code Section 408(b)(3) and related regulations. The following rules also apply:

          a. The return multiples contained in the Uniform Lifetime Table of Code Section 1.72-9 of the Income Tax Regulations are used to calculate life expectancy. The table uses the joint life expectancy of you and your beneficiary who is assumed to be ten years younger than you. For a spouse beneficiary who is the sole beneficiary and is more than ten years younger than you, the calculation is based on your and your spouse's age recalculated.

          b. If there are two or more 403(b) plans, minimum distribution requirements of the Code may be satisfied out of one of the 403(b) plans. This is possible by receiving the combined RMD amounts out of one 403(b) plan. This is the alternative method described in Notice 88-38, 1988-1 C.B. 524.

     2. Distribution payments may be made in the form of an irrevocable income payout option. If distributions are made under an irrevocable income payout option, the following rules apply:

          a. Distribution payments are determined based on the following: (1) your life or the lives of you and your designated beneficiary; or
               (2) a period certain that does not extend beyond your life expectancy or the joint and last survivor expectancy of you and your beneficiary.

          b. Distribution payments must be made at periodic intervals of no longer than one year and must be either nonincreasing, or if they increase, increasing only as provided in Q&As-1 and -4 of Section 1.401(a) (9) -6T of the Temporary Income Tax Regulations. Such periodic intervals must not exceed the periods specified in
               Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations, or such related final Income Tax Regulations.

          c. Any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of Section 1.401(a) (9)-6T, or such related final Income Tax Regulations.

          d. The first required payment must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

E. PAYMENTS TO YOUR BENEFICIARY(IES). If you die prior to receiving any payments under an irrevocable income payout option, the proceeds of this contract will be segregated into portions as indicated on the applicable beneficiary form; one portion ("subcontract") for each of your beneficiaries, as of the day before your death. Each beneficiary may then choose to either: (A) continue their beneficiary subcontract, receiving their proceeds via this contract's partial withdrawal provision; or (B) receive their portion of the proceeds under an income payout option described in this contract. In either case, your beneficiaries must receive proceeds as outlined under "1" or "2" below. If your spouse is the sole beneficiary, the proceeds may also be rolled to the


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spouse's own IRA, 403(b) plan, or a governmental 457 plan in which the spouse participates.

     1. If your death occurs prior to the required beginning date for receiving RMDs, proceeds will be distributed as follows:

          a. in a lump sum no later than the end of the 5th year following the year of your death; or

          b. in life expectancy payments (only if there is a designated beneficiary):

               1) for a nonspouse beneficiary, based on the beneficiary's life expectancy, starting with their age in the year following your death and reduced by one (1) annually; or

               2) for your spouse as sole beneficiary, based on your spouse's life expectancy, starting in the later of:

                    i)   the end of the year following your death; or

                    ii) the year in which you would have attained age 70 1/2 and recalculated annually.

          c. If your surviving spouse, as beneficiary, dies prior to the required beginning date for receiving RMDs, the remaining interest will be distributed as follows:

               1) by the end of the calendar year following the calendar year of your spouse's death;

               2) over your spouse's designated beneficiary's life expectancy based on the beneficiary's age in the year following the death of your spouse; or

               3) if there is no beneficiary named, in a lump sum no later than the 5th year following the year of your spouse's death.

          d. If your surviving spouse, as beneficiary, dies after RMDs to him or her begins, any remaining interest will continue to be distributed under the contract option chosen.

     2. If your death occurs on or after the required beginning date for receiving the RMDs, proceeds will be distributed no later than December 31st of the year following the year of your death as follows:

          a.   in a lump sum; or

          b.   in life expectancy payments:

               1) for a spouse beneficiary, based on the longer of: (i) your spouse's life expectancy starting in the year following your death, and recalculated annually; or (ii) your remaining life expectancy, starting with your age at death and reduced by one (1) annually.

               2) for a nonspouse beneficiary, based on the longer of: (i) your beneficiary's life expectancy starting in the year following your death and reduced by one (1) annually; or
                    (ii) your remaining life expectancy, starting with your age at death and reduced by one (1) annually.

               3) if no beneficiary is designated, based on your remaining life expectancy, starting with your age at death and reduced by one (1) annually.

Life expectancy, as referred to above, is determined using the Single Life Table in Q&A-1 of Section 1.401(a)(9)-9 of the Income Tax Regulations.

If you die after receiving payments under an irrevocable income payout option, proceeds must generally be distributed at least as rapidly as under the method of distribution in effect as of your date of death. Distributions are considered to have begun:

     1.   as of your required beginning date for receiving RMDs; or

     2. if, prior to the required beginning date for RMDs, payments have begun under an irrevocable income payout option acceptable under Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations, or such final Income Tax Regulations.

Once payments have commenced over a period certain, the period certain may not be changed even if the period certain is shorter than the maximum permitted.

E. RELATED BENEFICIARY SUBCONTRACT PROVISIONS. If your beneficiary chooses to continue their subcontract, their portion of the proceeds must be equal to or greater than the minimum amount necessary to establish this contract originally. The following applies to those subcontracts which are continued:

     1.   No additional contributions may be made to any subcontract.

     2.   Subcontracts will continue without any applicable contract fee.

     3. Any death benefit guarantees or death benefit riders provided under this contract are terminated as of the date of your death.

     4.   Your beneficiary will have no voting rights under their subcontract.

     5. Your beneficiary cannot take loans on the value of their subcontract if loans are otherwise available under this contract.

     6.   Your beneficiary may:

          a. make transfers between and among the available subaccounts and fixed/guarantee accounts as described in this contract;


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          b.   make partial withdrawals or surrender their subcontract as described in this contract without surrender charge;

          c.   select a payout allowed under IRS Code;

          d. designate further beneficiaries for their subcontract. If they do not designate a beneficiary, the default beneficiary described in this contract will be used to determine the appropriate beneficiary.

GENERAL PROVISIONS

A. ENDORSEMENTS. This contract, including this 403(b) endorsement, will be amended from time to time as required by changes in the Code, IRS Regulation, or published revenue rulings. We will promptly furnish any endorsements required to comply with such changes. When you receive such endorsement, you will have thirty (30) days to contact us to reject the endorsement. If the thirty (30) days elapse without contact, the endorsement is deemed accepted by you. Because this contract is established with the intent to comply with federal regulation, rejection will be deemed a request to remove this 403(b) endorsement and will result in a taxable event.

B. REPORTING. We are required to report distributions from this contract to the IRS and, in some cases, to withhold certain amounts from taxable distributions. We will furnish reports summarizing total contributions and total distributions.

C. ACKNOWLEDGEMENT. By signing the application requesting this contract be issued as a 403(b) plan, you agree to the terms of this 403(b) endorsement. Your signature also confirms your understanding of the distribution restrictions imposed by Section 403(b)(11) of the Code and investment alternatives available under the employer's 403(b) program.

CUNA Mutual Insurance Society
A Mutual Insurance Company


/s/ Jeff Post
President


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